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                                                    Exhibit 10


                     AMENDMENT TO 1987 DIRECTOR OPTION PLAN


         Section VI.A. of the Wells Fargo & Company 1987 Director Option Plan, as amended and restated effective February 21, 1995, is further amended to read in full as follows, effective September 16, 1997:

                A. Options Grant Dates. Effective for options granted after January 2, 1997, options shall be granted automatically on January 2 (or if January 2 is not a business day, on the next succeeding business day) of the year to any eligible director who, before December 31 of the previous year, files with the Company's Personnel Division or its designate an irrevocable election to receive a stock option in lieu of retainer fees to be earned in the following year beginning January 1 and ending December 31 ("Plan Year").